Exhibit  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1of  Blue Calypso Inc. and subsidiary of  (i) our audit report dated April 9, 2012, with respect to the consolidated balance sheets of Blue Calypso, Inc. and subsidiary (a development stage company, the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years then ended and the period from September 11, 2009 (inception) to December 31, 2011.

/s/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

February 11, 2013